DELAWARE POOLED TRUST

Registration No. 811-06322
FORM N-SAR
Annual Period Ended October 31, 2011

SUB-ITEM 77C:  Matters submitted to a vote of security shareholders

At a Special Meeting of Shareholders of Delaware Pooled(r) Trust (the "Trust"), on behalf of The
International Equity Portfolio, (the "Fund"), the shareholders of the Fund voted to approve a new investment sub-advisory agreement among Delaware Management Company, a series of
Delaware Management Business Trust, on behalf of the Trust and the Fund, and Mondrian
Investment Partners Limited at a meeting held on November 21, 2011 and reconvened to
November 23, 2011.

The following proposals were submitted for a vote of the shareholders:

1. To approve a new investment sub-advisory agreement among Delaware Management
Company, a series of Delaware Management Business Trust, on behalf of the Trust and the
Fund, and Mondrian Investment Partners Limited.

A quorum of the shares outstanding was present, and the votes passed with a majority of those shares.  The results were as follows:

SHARES VOTED FOR 30,588,085.897
PERCENTAGE OF OUTSTANDING SHARES 65.391%
PERCENTAGE OF SHARES VOTED 99.943%
SHARES VOTED AGAINST 4,663.475
PERCENTAGE OF OUTSTANDING SHARES 0.010%
PERCENTAGE OF SHARES VOTED 0.015%
SHARES ABSTAINED 13,079.934
PERCENTAGE OF OUTSTANDING SHARES 0.028%
PERCENTAGE OF SHARES VOTED 0.042%

SUB-ITEM 77I:  Terms of new or amended securities

On February 17, 2011, the Board of Trustees of Delaware Pooled Trust (the "Registrant")
unanimously voted and approved a proposal to liquidate and dissolve The Delaware Macquarie
Real Estate Portfolio (the "Portfolio"). The liquidation and dissolution took effect on February 18,
2011. This information is herein incorporated by reference to the supplement dated February 17,
2011 to the Registrant's prospectus for the Portfolio dated June 29, 2010, as filed with the
Securities and Exchange Commission (SEC Accession No. 0000875352-11-000002).
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